Exhibit 21.1

List of Subsidiaries of Datasea Inc.

Shuhai Information Skill (HK) Limited, a Hong Kong limited liability company

Tianjin Information Sea Information Technology Co., Ltd., a P.R. China wholly foreign owned entity

Harbin Information Sea Information Technology Co., Ltd., a P.R. China wholly foreign owned entity*

Shuhai Information Technology Co., Ltd., a P.R. China entity

* Harbin Information Sea Information Technology Co., Ltd. is in the process of dissolution due to no operation since its inception.